Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2008 Non-Employee Director Stock Option Plan of Covance Inc. and to the incorporation by reference therein of our reports dated February 21, 2008 with respect to the consolidated financial statements of Covance Inc. and the effectiveness of internal control over financial reporting of Covance Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
June 6, 2008